Exhibit 10.13

English Translation

Pingtan Comprehensive Experimental Area E Home Service Co., Ltd.

Housekeeping Service Agreement

     Agreement signing place: Fuzhou, Fujian

Party A: Pingtan Comprehensive Experimental Area E Home Service Co., Ltd.

Party B: (personal) ID number (individual)

In order to better provide Party A’s customers with quality housekeeping services, Party A intends to outsource the housekeeping service orders received by its platform to Party B’s door-to-door service. According to the “Contract Law of the People’s Republic of China” and relevant laws and regulations, the two parties have reached the following agreements:

Article 1. Cooperation content

1.	Party A agrees that Party B will join Party A’s domestic service network and become the home service point of Party A (provincial and urban), and authorize Party B to use the “e-fast service” computer system, through mobile APP and WeChat to accept Party A’s orders and conduct housekeeping service.

2.	All Party B’s housekeeping service providers must use mobile phones, and use Party A’s ordering system to receive orders, feedback, seal orders, rewards and settlements.

Article 2. Fees and methods of payment

1.	The fee standard paid by Party A to Party B is:

(1) Party A shall pay RMB _________/Hour for Party B’s services (in principle, at least 4 hours).

(2) The wasteland cleaning, deep cleaning and other service orders are subject to the same day quote.

2.	The settlement method of Party B’s cleaning fee is: monthly settlement, that is, the next month after the completion of the service order and customer evaluation, Party A will remit the service fee to Party B’s designated account by remittance.

Article 3. Party A’s Rights and Obligations

1.	Party A shall provide customers with domestic service information and customer details on time, accurately and quickly, and provide corresponding information on calculation standards and business procedures.

2.	After Party A and Party B sign this agreement, Party A shall give Party B the right to use the order receiving system and guide Party B to use it skillfully. For the annexes to this agreement and other procedures for the operation of the domestic service system, Party A has the right to make changes according to the actual situation, and notify Party B after the modification. Party B must strictly abide by and implement it after receiving the notice from Party A.

3.	Party A is obliged to return visits to the customer. Party A has the right to give feedback to Party B and submit an opinion on the situation in which Party B’s on-site service personnel violates the provisions of this agreement during the work.

4.	Party A has the right to supervise and manage Party B’s housekeeping services and to hold Party B accountable for breach of contract in the course of service.

5.	When Party B needs to carry out technical skills training, Party A may arrange Party B to go to the designated school of Party A for training. The training fee is RMB___/person, and other expenses for accommodation and transportation shall be borne by Party B (to be eligible for free training, Party B shall meet certain requirements established by Party A).

6.	Party A must provide Party A’s WeChat payment and Alipay payment system to Party B, so that the customer can pay the service fee at the service site.

Article 4. Party B’s rights and obligations

1.	If Party B is a self-employed entity or a company, it must provide a copy of the three-in-one business license, a copy of the legal representative’s ID card, a copy of the account opening permit and a bank transfer account (original and photocopy, accompanied by a signature). If Party B is an individual, a copy of the ID card of the housekeeping service personnel, family information, resume, insurance and a copy of the insurance certificate must be provided to Party A.

2.	Party B must abide by the “Code of Conduct for Home Service Workers”, strictly abide by the safety standard procedures, wear Party A’s uniforms, and assist Party A to promote service packages.

3.	After Party B undertakes Party A’s housekeeping service business, it shall, according to Party A’s “e-home fast service” operation process, take orders, complete orders, accept customer reviews and rewards, and upload on-site service photos to Party A’s online system. Otherwise Party B will bear the risk that the service fee will not be settled.

4.	Party A sends a single order to Party B. After receiving the order, Party B must first arrange the door-to-door service according to the requirements of Party A’s dispatch. The customer will identify the time and the door-to-door address. If the door-to-door service may not be provided, the feedback shall be given to Party A within 2 hours after the order, otherwise Party B will be required to bear the cost according to the service time.

5.	Party B’s service providers shall be polite and treat the customer with respect and identity Party A’s name to the customer. Place the service tools according to service requirements, ask for location and content of services, check the service area for damages, if there are any valuables and antiques, remind customers to place valuables properly, check damaged area together, not clean antique collectibles and not conduct outdoor work. After the service is completed, all tools shall be removed away properly.

6.	Party B’s service providers shall not solicit customer privacy, shall refrain from taking customers’ belongings, accepting customers’ foods, criticizing Party A or Party B or commenting peers.

7.	Party B’s service provider will be warned verbally at the first time when the customer files a compliant. It shall redo its work if needed. At the second time of being complained by a customer, the service provider will be warned in writing and redo the work if needed. At the third time of being complained, the service provider will be fined in an amount equal to the total service fee charged and it needs to redo the work if needed.

8.	Party B shall be responsible for the employment process and labor insurance, medical insurance, commercial insurance, maternity insurance of all domestic service personnel of Party B. Party B is obliged to do an education and training on the standard operation and safe operation of Party B’s domestic workers. To protect the safety of Party B and domestic employees, Party B shall purchase work injury (accident) insurance and employer liability insurance for its staff. In the course of work, Party B shall be responsible for the accidental casualties that occur during the course of the staff’s work (same as the individual).

9.	During the term, Party B shall abide by Party A’s code of conducts and fee standards, and Party A will conduct verification and management through the system. If it is found that the customer is charged privately by Party B or Party B charges the customer for additional fees, and if the circumstances are serious, Party A has the right to terminate this Agreement and deduct all the fees of the service order on the same day or require Party B to pay the corresponding liquidated damages. However, if the on-site service is not completed within the time limit required by Party A, Party B shall be deemed to have defaulted on the service order business. Party A has the right to request Party B to bear the economic losses of the service order business, and has the right to request Party B to pay a penalty between RMB 20 to RMB1,000.

10.	Party B must equip Party B’s domestic service personnel with smart phones, so that the housekeeping service personnel can receive orders, complete orders and provide feedback using the mobile phone.

11.	Party B may not collect customer service fees in cash. All service fees must be paid to Party A’s account through Party A’s WeChat payment and Alipay. For violation, Party B shall be fined in an amount twice of the fee collected from the customer. .

Article 5. Termination and Change of Agreement

1.	During the term of this agreement, neither party may terminate this agreement without other party’s breach of contract. This Agreement may be terminated or cancelled by mutual consent of both parties.

2.	If the terms of this Agreement need to be changed, the written supplemental agreement may be entered into by the parties through negotiation. The supplemental agreement is inseparable from this Agreement and has the same effect.

3.	If Party B cannot continue to engage in the service work required by Party A, it shall submit a cancellation agreement to Party A in writing one month in advance, but shall continue to complete the remaining work. Otherwise, Party A has the right to request liquidated damages of RMB 1,000.

Article 6. Liability for breach of contract

1.	Party A and Party B shall perform their obligations in strict accordance with the provisions of this Agreement. Any non-breaching party shall have the right to pursue the liabilities of the breaching party.

2.	If Party B violates the terms of the Agreement but does not cause harms to Party A, and fails to cure the deficiency within 7 days after written notice from Party A, Party B shall be deemed to have breached the contract. Party A shall have the right to terminate this Agreement after the notice and request Party B to compensate Party A for economic losses. The economic loss shall be paid as liquidated damages by the amount of 3 times the minimum base of the service fee paid by Party B.

Article 7. Other matters

1.	This agreement is valid from ________ to __________.

2.	This Agreement shall become effective upon the signatures of both parties. This agreement is in duplicate, each party holds a copy, which has the same legal effect.

3.	Any dispute arising from this agreement shall be settled by both parties through consultation, and if the consultation fails, a lawsuit may be filed in the court where Party A is located.

Authorized representative (seal):	Authorized representative (seal, personal signature):

Contact:	Contact:
Party A account:	Party B account (personal card number):
Bank:	Bank:

Date:	Date:

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